UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             Cypress BioScience, Inc
                             -----------------------

                      Common Stock, no par value per share
                      ------------------------------------
                         (Title of Class of Securities)

                                    232674507
                                    ---------
                                  CUSIP Number

                                December 31, 2003
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               |_| Rule 13d-1(b)
                               |X| Rule 13d-1(c)
                               |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on following pages
                               Page 1 of 16 Pages
                             Exhibit Index: Page 15

                                  SCHEDULE 13G

CUSIP No. 232674507                                                 Page 2 of 16
--------------------------------------------------------------------------------
1     Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

            PARAMOUNT CAPITAL ASSET MANAGEMENT, INC.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group *

                                                                          a. |_|
                                                                          b. [X]
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

            DELAWARE
--------------------------------------------------------------------------------
                  5     Sole Voting Power
 Number of              0
  Shares          --------------------------------------------------------------
Beneficially      6     Shared Voting Power
 Owned By               1,784,523
  Each            --------------------------------------------------------------
Reporting         7     Sole Dispositive Power
  Person                0
  With            --------------------------------------------------------------
                  8     Shared Dispositive Power
                        1,784,523
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,784,523
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain
      Shares *

      |_|
--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      8.06%
--------------------------------------------------------------------------------
12    Type of Reporting Person *

      CO
--------------------------------------------------------------------------------
* see instructions before filling out

CUSIP No. 232674507                                                 Page 3 of 16
--------------------------------------------------------------------------------
1     Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

            ARIES SELECT, LTD.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group *

                                                                          a. |_|
                                                                          b. [X]
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

            CAYMAN ISLANDS
--------------------------------------------------------------------------------
                  5     Sole Voting Power
 Number of              0
  Shares          --------------------------------------------------------------
Beneficially      6     Shared Voting Power
 Owned By               1,218,022
  Each            --------------------------------------------------------------
Reporting         7     Sole Dispositive Power
 Person                 0
  With            --------------------------------------------------------------
                  8     Shared Dispositive Power
                        1,218,022
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,218,022
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain
      Shares *

                                                                             |_|
--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      5.50 %
--------------------------------------------------------------------------------
12    Type of Reporting Person *

      CO
--------------------------------------------------------------------------------
* see instructions before filling out

CUSIP No. 232674507                                                 Page 4 of 16
--------------------------------------------------------------------------------
1     Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

            LINDSAY A. ROSENWALD, M.D.
--------------------------------------------------------------------------------
2        Check the Appropriate Box If a Member of a Group *

                                                                          a. |_|
                                                                          b. [X]
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

            UNITED STATES
--------------------------------------------------------------------------------
                  5     Sole Voting Power
 Number of              234,039
  Shares          --------------------------------------------------------------
Beneficially      6     Shared Voting Power
 Owned By               1,976,809
  Each            --------------------------------------------------------------
Reporting         7     Sole Dispositive Power
 Person                 234,039
  With            --------------------------------------------------------------
                  8     Shared Dispositive Power
                        1,976,809
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      2,210,848
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain
      Shares *

      |_|
--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      9.98%
--------------------------------------------------------------------------------
12    Type of Reporting Person *

      IN
--------------------------------------------------------------------------------
* see instructions before filling out

CUSIP No. 232674507                                                 Page 5 of 16
--------------------------------------------------------------------------------
1     Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

            ARIES SELECT I LLC
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group *

                                                                          a. |_|
                                                                          b. [x]
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

            DELAWARE
--------------------------------------------------------------------------------
                  5     Sole Voting Power
 Number of              0
  Shares
Beneficially      6     Shared Voting Power
 Owned By               524,299
  Each
Reporting         7     Sole Dispositive Power
 Person                 0
  With
                  8     Shared Dispositive Power
                        524,299
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      524,299
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain
      Shares *

      |_|
--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      2.37%
--------------------------------------------------------------------------------
12    Type of Reporting Person *

      CO
--------------------------------------------------------------------------------
* see instructions before filling out

CUSIP No. 232674507                                                 Page 6 of 16
--------------------------------------------------------------------------------
1     Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

            ARIES SELECT II LLC
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group *

                                                                          a. |_|
                                                                          b. [X]
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

            DELAWARE
--------------------------------------------------------------------------------
                  5     Sole Voting Power
 Number of              0
 Shares           --------------------------------------------------------------
Beneficially      6     Shared Voting Power
 Owned By               42,202
  Each            --------------------------------------------------------------
Reporting         7     Sole Dispositive Power
 Person                 0
  With            --------------------------------------------------------------
                  8     Shared Dispositive Power
                        42,202
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      42,202
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain
      Shares *

      |_|
--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.19%
--------------------------------------------------------------------------------
12    Type of Reporting Person *

      CO
--------------------------------------------------------------------------------
* see instructions before filling out

CUSIP No. 232674507                                                 Page 7 of 16
--------------------------------------------------------------------------------
1     Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

            ORION BIOMEDICAL GP, LLC
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group *

                                                                          a. |_|
                                                                          b. [X]
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

            DELAWARE
--------------------------------------------------------------------------------
                  5     Sole Voting Power
 Number of              0
  Shares          --------------------------------------------------------------
Beneficially      6     Shared Voting Power
 Owned By               192,286
  Each            --------------------------------------------------------------
Reporting         7     Sole Dispositive Power
  Person                0
  With            --------------------------------------------------------------
                  8     Shared Dispositive Power
                        192,286
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      192,286
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain
      Shares *

      |_|
--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.87%
--------------------------------------------------------------------------------
12    Type of Reporting Person *

      CO
--------------------------------------------------------------------------------
* see instructions before filling out

CUSIP No. 232674507                                                 Page 8 of 16
--------------------------------------------------------------------------------
1     Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

            ORION BIOMEDICAL FUND, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group *

                                                                          a. |_|
                                                                          b. [X]
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

            DELAWARE
--------------------------------------------------------------------------------
                  5     Sole Voting Power
 Number of              0
  Shares          --------------------------------------------------------------
Beneficially      6     Shared Voting Power
 Owned By               157,953
  Each            --------------------------------------------------------------
Reporting         7     Sole Dispositive Power
 Person                 0
  With            --------------------------------------------------------------
                  8     Shared Dispositive Power
                        157,953
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      157,953
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain
      Shares *

      |_|
--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.71%
--------------------------------------------------------------------------------
12    Type of Reporting Person *

      PN
--------------------------------------------------------------------------------
* see instructions before filling out

CUSIP No. 232674507                                                 Page 9 of 16
--------------------------------------------------------------------------------
1     Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

            ORION BIOMEDICAL OFFSHORE FUND, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group *

                                                                          a. |_|
                                                                          b. [X]
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

            DELAWARE
--------------------------------------------------------------------------------
                  5     Sole Voting Power
 Number of              0
  Shares          --------------------------------------------------------------
Beneficially      6     Shared Voting Power
 Owned By               34,333
  Each            --------------------------------------------------------------
Reporting         7     Sole Dispositive Power
 Person                 0
  With            --------------------------------------------------------------
                  8     Shared Dispositive Power
                        34,333
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      34,333
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain
      Shares *

      |_|
--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.15%
--------------------------------------------------------------------------------
12    Type of Reporting Person *

      PN
--------------------------------------------------------------------------------
* see instructions before filling out

Item 1(a) Name of Issuer:

      Cypress BioScience, Inc. (the "Issuer").

Item 1(b) Address of the Issuer's Principal Executive Offices:

      4350 Executive Drive
      Suite 325
      San Diego, CA 92121

Item 2(a) Name of Person Filing:

This statement is filed on behalf of Paramount Capital Asset Management, Inc. ("Paramount Capital"), Aries Select, Ltd. ("Aries Select"), Aries Select I LLC ("Aries I"), Aries Select II LLC ("Aries II"), Orion Biomedial GP, LLC ("Orion GP"), Orion Biomedical Fund, LP ("Orion"), Orion Biomedical Offshore Fund, LP ("Orion Offshore") and Lindsay A. Rosenwald, M.D. ("Dr. Rosenwald" and collectively, the "Reporting Persons").

Dr. Rosenwald is an investment banker, venture capitalist, fund manager and sole stockholder and chairman of Paramount Capital. Paramount Capital is the managing member to each of Aries I and Aries II and the investment manager to Aries Select. Dr. Rosenwald is also the managing member of Orion Orion, which is the general partner to each of Orion and Orion Offshore.

Item 2(b) Address of Principal Business Office or, if None, Residence:

The address of the principal business office of Paramount Capital, Aries I, Aries II, Orion, Orion Offshore and Dr. Rosenwald is 787 Seventh Avenue, 48th Floor, New York, New York, 10019. The address of the principal business office of Aries Select is c/o Fortis Fund Services Cayman Limited, Grand Pavilion Commercial Center, 802 West Bay Road, Grand Cayman, Cayman Islands.

Item 2(c) Citizenship:

      1) Paramount Capital is a Subchapter S corporation incorporated in Delaware;

      2)    Aries Select is a Cayman Islands exempted company;

      3) Aries I, Aries II, and Orion GP are Delaware limited liability companies;

      4)    Orion is a Delaware limited partnership;

      5)    Orion Offshore is a Cayman Islands limited partnership; and

      6)    Dr. Rosenwald is a citizen of the United States.

Item 2(d) Title of Class of Securities:

      Common Stock (the "Shares").

Item 2(e) CUSIP Number:

      232674507

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

      This Item 3 is not applicable.

Item 4. Ownership:

Item 4(a) Amount Beneficially Owned:

Each of the Reporting Persons may be deemed the beneficial owner of the following number of Shares:

      (i) Paramount Capital may be deemed to own 1,784,523 Shares, which includes the Shares owned by Aries Select, Aries I, and Aries II.

      (ii)  Aries Select may be deemed the beneficial owner of 1,218,022 Shares

      (iii) Aries I may be deemed the beneficial owner of 524,299 Shares

      (iv)  Aries II may be deemed the beneficial owner of 42,202 Shares

      (v) Orion GP may be deemed the beneficial owner of 192,286 Shares, which includes the Shares owned by Orion and Orion Offshore.

      (vi)  Orion may be deemed the beneficial owner of 192,286 Shares

      (vii) Orion Offshore may be deemed the beneficial owner of 34,333 Shares

      (viii) Dr. Rosenwald may be deemed the beneficial owner of 2,210,848 Shares as follows: (a) all shares described in (i) - (vii) above; and (c) 126,471 Shares and warrants to purchase 107,568 Shares owned directly by Dr. Rosenwald.

Item 4(b) Percent of Class:

      Please see Item 11 of each cover page.

Item 4(c) Number of shares as to which such person has:

      (i)   Sole power to vote or direct the vote:                  Please see Item 5 of each cover page

      (ii)  Shared power to vote or to direct the vote              Please see Item 6 of each cover page

      (iii) Sole power to dispose or to direct the disposition of   Please see Item 7 of each cover page

      (iv)  Shared power to dispose or to direct the disposition of Please see Item 8 of each cover page

Item 5. Ownership of Five Percent or Less of a Class:

      This Item 5 is not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

      (i) Dr. Rosenwald, as the sole shareholder of Paramount Capital and managing member of Orion GP, has the right to participate in the receipt of dividends from, or proceeds from the sale of, Shares held by Paramount Capital and Orion GP in accordance with his ownership interests in Paramount Capital or Orion GP, respectively.

      (ii) The interest holders of Aries I and partners of Orion and Orion Offshore have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of Aries I, Orion, or Orion Offshore in accordance with their partnership interests or membership interests in Aries Domestic, Orion, or Orion Offshore respectively.

      (iii) The members of Aries II have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of Aries II in accordance with their membership interests in Aries II.

      (iv) The shareholders of Aries Select have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of Aries Select in accordance with their ownership interests in Aries Select.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

      This Item 7 is not applicable.

Item 8. Identification and Classification of Members of the Group:

      This Item 8 is not applicable.

Item 9. Notice of Dissolution of Group:

      This Item 9 is not applicable.

Item 10. Certification:

      By signing below each of the Reporting Persons certifies that, to the best of such person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct, as of this February 2, 2004.

LINDSAY A. ROSENWALD, M.D.              PARAMOUNT CAPITAL ASSET MANAGEMENT, INC.

By /s/ Lindsay A. Rosenwald             By: /s/ Lindsay A. Rosenwald
  --------------------------------         -------------------------------------
                                        Name:  Lindsay A. Rosenwald, M.D.
                                        Title: Chairman


ORION BIOMEDICAL GP, LLC                ARIES SELECT, LTD.

                                        By:  Paramount Capital Asset
                                               Management, Inc.
By: /s/ Lindsay A. Rosenwald            Its: Investment Manager
   --------------------------------
Name:  Lindsay A. Rosenwald, M.D.
Title: Managing Member                  By: /s/ Lindsay A. Rosenwald
                                           -------------------------------------
                                        Name:  Lindsay A. Rosenwald, M.D.
ORION BIOMEDICAL FUND, LP               Title: Chairman

By:  Orion Biomedical GP, LLC.          ARIES SELECT I LLC
        Its General Partner
                                        By: Paramount Capital Asset
By: /s/ Lindsay A. Rosenwald            Management, Inc.
   --------------------------------     Its Managing Manager
Name:  Lindsay A. Rosenwald, M.D.
Title: Managing Member
                                        By: /s/ Lindsay A. Rosenwald
                                           -------------------------------------
                                        Name:  Lindsay A. Rosenwald, M.D.
ORION BIOMEDICAL                        Title: Chairman
OFFSHORE FUND, LP

By:  Orion Biomedical GP, LLC.          ARIES SELECT II LLC
       Its General Partner

By: /s/ Lindsay A. Rosenwald            By:  Paramount Capital Asset
   --------------------------------            Management, Inc.
Name:  Lindsay A. Rosenwald, M.D.       Its Managing Manager
Title: Managing Member
                                        By: /s/ Lindsay A. Rosenwald
                                           -------------------------------------
                                        Name:  Lindsay A. Rosenwald, M.D.
                                        Title: Chairman

                                  EXHIBIT INDEX

                                                                        Page No.
                                                                        --------

A.    Joint Filing Agreement, dated as of February 2, 2004, by
      and among Paramount Capital Asset Management, Inc., Aries
      Select, Ltd., Aries Select I LLC, Aries Select II, LLC,
      Orion BioMedical Fund, LP, Orion BioMedical Offshore Fund,
      LP, Orion BioMedical GP, LLC and 16 Lindsay A. Rosenwald, M.D....       16

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

      The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Cypress BioSciences, Inc. dated as of February 2, 2004, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

LINDSAY A. ROSENWALD, M.D.              PARAMOUNT CAPITAL ASSET MANAGEMENT, INC.

By /s/ Lindsay A. Rosenwald             By: /s/ Lindsay A. Rosenwald
  --------------------------------         -------------------------------------
                                        Name:  Lindsay A. Rosenwald, M.D.
                                        Title: Chairman


ORION BIOMEDICAL GP, LLC                ARIES SELECT, LTD.

                                        By:  Paramount Capital Asset
                                               Management, Inc.
By: /s/ Lindsay A. Rosenwald            Its: Investment Manager
   --------------------------------
Name:  Lindsay A. Rosenwald, M.D.
Title: Managing Member                  By: /s/ Lindsay A. Rosenwald
                                           -------------------------------------
                                        Name:  Lindsay A. Rosenwald, M.D.
ORION BIOMEDICAL FUND, LP               Title: Chairman

By:  Orion Biomedical GP, LLC.          ARIES SELECT I LLC
        Its General Partner
                                        By: Paramount Capital Asset
By: /s/ Lindsay A. Rosenwald            Management, Inc.
   --------------------------------     Its Managing Manager
Name:  Lindsay A. Rosenwald, M.D.
Title: Managing Member
                                        By: /s/ Lindsay A. Rosenwald
                                           -------------------------------------
                                        Name:  Lindsay A. Rosenwald, M.D.
ORION BIOMEDICAL                        Title: Chairman
OFFSHORE FUND, LP

By:  Orion Biomedical GP, LLC.          ARIES SELECT II LLC
       Its General Partner

By: /s/ Lindsay A. Rosenwald            By:  Paramount Capital Asset
   --------------------------------            Management, Inc.
Name:  Lindsay A. Rosenwald, M.D.       Its Managing Manager
Title: Managing Member
                                        By: /s/ Lindsay A. Rosenwald
                                           -------------------------------------
                                        Name:  Lindsay A. Rosenwald, M.D.
                                        Title: Chairman